Exhibit 99.3

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated herein and therein by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have experienced significant losses and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations. We have incurred annual net losses of $25,445,435 and $21,976,882, respectively, during the years ended December 31, 2014 and 2013. As of December 31, 2014, we had an accumulated deficit of $70,042,714. We expect to incur additional operating losses for the foreseeable future. Although we expect sales and order backlogs to increase in 2015 from our existing product offerings, there can be no assurance that we will be able to achieve these revenues throughout the year or be profitable in the future.

We will require additional capital in order to execute the longer term aspects of our business plan.

The implementation of our growth strategy will continue to result in an increase in our fixed cost structure. Due to the time delay between outlays for working capital expenditures, such as costs to acquire rights to additional products, the hiring and training of sales agents and personnel, marketing costs, the purchasing of inventory, the billing and collection of revenue, the conducting of a post marketing clinical trial for Biovance, and diligence costs related to merger and acquisition activities, we expect to have a net cash outflow from operating activities and revenues from sales brought in as a result of these expenditures. Future results of operations involve significant risks and uncertainties. Factors that could affect our future operating results and cause actual results to vary materially from expectations include, but are not limited to, potential demand for our products, risks from competitors, regulatory approval of our new products, technological change, and dependence on key personnel.

In order to complete our future growth strategy, additional equity and/or debt financing will be required. If we are unable to raise additional capital or if we encounter circumstances that place unforeseen constraints on capital resources, we will be required to take even stronger measures to conserve liquidity, which may include, but are not limited to, eliminating all non-essential positions and ceasing all marketing efforts. We would have to curtail business development activities and suspend the pursuit of our business plan. There can be no assurance that we will be successful in improving revenues, reducing expenses and/or securing additional capital in sufficient amounts and on favorable terms.

There is no assurance that the merger with Celleration will be completed and, even if the merger is successfully completed, the anticipated benefits to our stockholders may not be realized.

On February 2, 2015, we entered into the Merger Agreement, pursuant to which Celleration agreed to merge with and into Merger Sub, our wholly owned subsidiary. Completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including without limitation the approval of the Merger Agreement by Celleration stockholders and the approval of the issuance of our common stock in the merger by our stockholders. There can be no assurance that we or Celleration will be able to satisfy the closing conditions or that closing conditions beyond our control will be satisfied or waived. The conditions to the proposed merger could prevent or delay the completion of the transaction. If the merger and the integration of the companies’ respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that we expect to achieve as a result of the merger and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the merger.

In addition, the parties can agree at any time to terminate the Merger Agreement, even if Celleration stockholders have already adopted the Merger Agreement and thereby approved the merger and the other transactions contemplated by the Merger Agreement. Both we and Celleration can also terminate the Merger Agreement under other specified circumstances.

If the merger is not completed, our ongoing business could be adversely affected and we will be subject to a variety of risks associated with the failure to complete the merger, including without limitation the following:

•	the requirement, under certain circumstances, to pay to Celleration a reverse termination fee equal to $3 million less any amount previously loaned to Celleration;

•	reputational harm due to the adverse perception of any failure to successfully complete the merger; and

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees notwithstanding the failure to complete the merger.

If the merger is not completed, these risks could materially affect the market price of our common stock and our future business and financial results.

We will incur substantial additional indebtedness in connection with the merger, may not be able to refinance the senior, secured loan facility on favorable terms, if drawn upon, and may not be able to meet all of our debt obligations.

In connection with the merger, we have entered into a commitment letter for a new senior, secured term loan facility in the aggregate amount of $15,500,000. Proceeds from the debt financing will be used to finance, in part, the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. If we finance the merger by drawing on the loan facility, based on assumed interest rates, leverage ratios and credit ratings, the combined company’s debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the 12 months following the completion of the merger is expected to be approximately $1,662,250. As a result of this increase in debt, demands on the combined company’s cash resources will increase after the completion of the merger. The increased level of debt could, among other things:

•	require the combined company to dedicate a large portion of its cash flow from operations to the servicing and repayment of its debt, thereby reducing funds available for working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s ability to obtain additional financing to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which we operate;

•	restrict the combined company’s ability to make strategic acquisitions or dispositions or to exploit business opportunities;

•	place the combined company at a competitive disadvantage compared to its competitors that have less debt;

•	adversely affect the combined company’s credit rating, with the result that the cost of servicing the combined company’s indebtedness might increase and its ability to obtain surety bonds could be impaired;

•	adversely affect the market price of our common stock; and

•	limit the combined company’s ability to apply proceeds from an offering or asset sale to purposes other than the servicing and repayment of debt.

We depend on our executive officers and key personnel.

We believe that our success will depend, in part, upon our ability to retain our executive officers, including David Johnson, our Chief Executive Officer, Brian Posner, our Chief Financial Officer, and Brad Barton, our Chief Operating Officer, and other key personnel we have recently added, and attract additional skilled personnel, which may require substantial additional funds. There can be no assurance that we will be able to find and attract additional qualified employees or retain any such executive officers and other key personnel. Our inability to hire qualified personnel, the loss of services of our executive officers or key personnel, or the loss of services of executive officers or key personnel who may be hired in the future may have a material and adverse effect on our business.

Our strategic business plan may not produce the intended growth in revenue and operating income.

Our strategies include making significant investments in sales and marketing programs to achieve revenue growth and margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected.

Our acquisition strategy may not produce the intended growth in revenue and operating income.

As part of our strategy for growth, we may make acquisitions and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our strategic alliances may not prove to be successful. Such acquisitions could reduce shareholders’ ownership, cause us to incur debt, expose us to liabilities and result in amortization expenses related to intangible assets with definite lives. In addition, acquisitions involve other risks, including diversion of management resources otherwise available for ongoing development of our business and risks associated with entering new markets with which we have limited experience or where distribution alliances with experienced distributors are not available. Our future profitability may depend in part upon our ability to further develop our resources to adapt to these new products or business areas and to identify and enter into satisfactory distribution networks. Moreover, we may fail to realize the anticipated benefits of any acquisition as rapidly as expected or at all, or the acquired business may not perform in accordance with our expectations. We may also incur significant expenditures in anticipation of an acquisition that is never realized. There can be no assurance that difficulties encountered in connection with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

Our future success depends upon market acceptance of our existing and future products.

We believe that our success will depend in part upon the acceptance of our existing and future products by the medical community, hospitals and physicians and other health care providers, third-party payers, and end-users. Such acceptance may depend upon the extent to which the medical community and end-users perceive our products as safer, more effective or cost-competitive than other similar products. Ultimately, for our new products to gain general market acceptance, it may also be necessary for us to develop marketing partners for the distribution of our products. There can be no assurance that our new products will achieve significant market acceptance on a timely basis, or at all. Failure of some or all of our future products to achieve significant market acceptance could have a material adverse effect on our business, financial condition, and results of operations.

We are dependent on significant customers.

Historically, our contract manufacturing business has generated most of our revenue, and much of this revenue is generated from a limited number of clients, who account for a substantial percentage of our total revenues. For the year ended December 31, 2014, one customer accounted for approximately 23% of our revenue. For the year ended December 31, 2013, two customers accounted for approximately 67% of our revenue, with one customer accounting for 51% and the other 16%. These customers are both medical device manufacturers and consumers of our contract manufacturing products. The decrease in this concentration from 2013 to 2014 is due to an increase in product revenue, which is consistent with our strategy. We expect that as revenues from the sales of our proprietary wound dressings increase, this concentration will continue to abate in 2015. The loss of any of our significant customers would have a significant negative effect on our overall operations.

We may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

Our operating expenses may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

●	the time and resources required to develop and conduct clinical trials and obtain regulatory approvals for our products;

●	the costs to attract and retain personnel with the skills required for effective operations; and/or

●	the costs of preparing, filing, prosecuting, defending and enforcing patent claims and other patent related costs, including litigation costs and the results of such litigation.

If we do not accurately predict our operating expenses, we may not allocate resources appropriately, which could lead to cash shortfalls and force us to seek additional capital or curtail other projects or initiatives, all of which could have a significant negative effect on our business, results of operations and financial condition.

We operate in a highly competitive industry and face competition from large, well-established medical device manufacturers as well as new market entrants.

Competition from other medical device companies and from research and academic institutions is intense, expected to increase, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights to products or technologies from those institutions. A number of factors may limit the market acceptance of our products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of our products relative to alternative products, the availability of third party reimbursement and the extent of marketing efforts by third party distributors or agents that we retain. There can be no assurance that our products will receive market acceptance in a commercially viable period of time, if at all. Furthermore, there can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing or acquiring products and technologies that are more effective than those being developed by us, that would render our products and technologies less competitive or obsolete.

Our competitors enjoy several competitive advantages over us, including some or all of the following:

●	large and established distribution networks in the U.S. and/or in international markets;

●	greater financial, managerial and other resources for products research and development, sales and marketing efforts and protecting and enforcing intellectual property rights;

●	significantly greater name recognition;

●	more expansive portfolios of intellectual property rights;

●	established relations with physicians, hospitals, other healthcare providers and third party payors;

●	products which have been approved by regulatory authorities for use in the U.S. and/or Europe and which are supported by long-term clinical data; and

●	greater experience in obtaining and maintaining regulatory approvals and/or clearances from the FDA and other regulatory agencies.

Our competitors’ products will compete directly with our products. In addition, our competitors as well as new market entrants may develop or acquire new treatments, products or procedures that will compete directly or indirectly with our products. The presence of this competition in our market may lead to pricing pressure which would make it more difficult to sell our products at a price that will make us profitable or prevent us from selling our products at all. Our failure to compete effectively would have a material and adverse effect on our business, results of operations and financial condition.

Certain of our existing and potential future products will require FDA approval before they can be marketed in the United States.

Inherent in the development of new medical products is the potential for delay because product testing, including clinical evaluation, is required before most products can be approved for human use. With respect to medical devices, such as those that we manufacture and market, before a new medical device, or a new use of, or claim for, an existing product can be marketed, unless it is a Class I device, it must first receive either premarket clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or approval of a premarket approval application, or PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA approval pathway requires an applicant to demonstrate the safety and effectiveness of the device for its intended use based, in part, on extensive data including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The premarket approval process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Both the 510(k) and premarket approval processes can be expensive and lengthy and entail significant user fees.

Failure to comply with applicable regulatory requirements can result in, among other things, suspensions or withdrawals of approvals or clearances, seizures or recalls of products, injunctions against the manufacture, holding, distribution, marketing and sale of a product, civil and criminal sanctions. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals. Meeting regulatory requirements and evolving government standards may delay marketing of our new products for a considerable period of time, impose costly procedures upon our activities and result in a competitive advantage to larger companies that compete against us.

We cannot assure you that the FDA or other regulatory agencies will approve any products developed by us, on a timely basis, if at all, or, if granted, that approval will not entail limiting the indicated uses for which we may market the product, which could limit the potential market for any of these products.

Changes to the FDA approval process or ongoing regulatory requirements could make it more difficult for us to obtain FDA approval or clearance of our products or comply with ongoing requirements.

Based on scientific developments, post-market experience, or other legislative or regulatory changes, the current FDA standards of review for approving new medical device products are sometimes more stringent than those that were applied in the past. For example, the FDA is currently evaluating the 510(k) process for clearing medical devices and may make substantial changes to industry requirements, including which devices are eligible for 510(k) clearance, the ability to rescind previously granted 510(k) clearances and additional requirements that may significantly impact the process.

We cannot determine what effect changes in regulations or legal interpretations by the FDA or the courts, when and if promulgated or issued, may have on our business in the future. Changes could, among other things, require different labeling, monitoring of patients, interaction with physicians, education programs for patients or physicians, curtailment of necessary supplies, or limitations on product distribution. These changes, or others required by the FDA could have an adverse effect on the sales of these products. The evolving and complex nature of regulatory science and regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that from time to time, we will be adversely affected by regulatory actions despite ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.

Should the FDA determine that Biovance does not meet regulatory requirements that permit qualifying human cells, tissues and cellular and tissue-based products to be processed, stored, labeled and distributed without pre-marketing approval, we may be required by the FDA to stop processing and distributing Biovance, or to narrow the indications for which Biovance is marketed, which, in turn, could also result in a default under our planned credit facility.

Biovance is a product derived from human tissue. The FDA has specific regulations governing human cells, tissues and cellular and tissue-based products, or HCT/Ps. An HCT/P is a product containing or consisting of human cells or tissue intended for transplantation into humans. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act and 21 CFR 1271 (361 HCT/Ps) are not subject to pre-market clearance or approval requirements, but are subject to post-market regulatory requirements. To be a 361 HCT/P, a product must meet all four of the following criteria:

•	It must be minimally manipulated;

•	It must be intended for homologous use;

•	It must not be combined with another article; and

•	It must not have a systemic effect (except for autologous, family-related or reproductive use).

We and Celgene believe that Biovance qualifies as a 361 HCT/P. However, if the FDA disagrees with our belief, changes its policy with respect to 361 HCT/P qualifications, or determines that our marketing claims exceed what would be permitted for a 361 product, and Biovance is determined to not qualify as a section 361 HCT/P product, we may have to revise our labeling and other written or oral statements of use or obtain approval or clearance from the FDA before we can continue to market the product in the United States. Furthermore, a communication from the FDA asserting that Biovance does not qualify as a 361 HCT/P product could also trigger an event of default under the credit agreement that we expect to enter into to finance the cash portion of the purchase price for the Celleration acquisition. For more information, see “Prospectus Supplement Summary – Debt Financing for the Merger” and “- Risks Related to the Debt Financing for the Merger.”

Modifications to our current products may require new marketing clearances or approvals or require us to cease marketing or recall the modified products until such clearances or approvals are obtained.

Any modification to a FDA-cleared product that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, requires a new FDA 510(k) clearance or, possibly, a premarket approval. The FDA requires every manufacturer to make its own determination as to whether a modification requires a new 510(k) clearance or premarket approval, but the FDA may review and disagree with any decision reached by the manufacturer. In the future, we may make additional modifications to our products after they have received FDA clearance or approval and, in appropriate circumstances, determine that new clearance or approval is unnecessary. Regulatory authorities may disagree with our past or future decisions not to seek new clearance or approval and may require us to obtain clearance or approval for modifications to our products. If that were to occur for a previously cleared or approved product, we may be required to cease marketing or recall the modified device until we obtain the necessary clearance or approval. Under these circumstances, we may also be subject to significant regulatory fines or other penalties. If any of the foregoing were to occur, our financial condition and results of operations could be negatively impacted.

We and our manufacturers will be required to comply with current good manufacturing practices and could be subject to suspensions or product withdrawals if found non-compliant.

The FDA regulates the facilities, processes and procedures used to manufacture and market medical products in the U.S. Manufacturing facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with “current good manufacturing practices,” or cGMP, regulations enforced by the FDA. Compliance with cGMP regulations requires the dedication of substantial resources and requires significant expenditures. The FDA periodically inspects our manufacturing facilities and those of our subcontractors and procedures to assure compliance. The FDA may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug or medical device is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, or a third party contract manufacturing facility faces manufacturing problems, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could adversely affect our business, results of operations, financial condition and cash flow.

We will be subject to ongoing federal and state regulations, and if we fail to comply, our business could be seriously harmed.

Following initial regulatory approval of any products that we may develop, we will be subject to continuing regulatory review, including review of adverse drug experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or continued actions required by a condition of approval. The manufacturing facilities we may use to make any of our products may become subject to periodic review and inspection by the FDA. If a previously unknown problem or problems with a product or a manufacturing and laboratory facility used by us is discovered, the FDA may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often requires FDA approval before the product, as modified, can be marketed. In addition, for products we develop in the future, we and our contract manufacturers may be subject to ongoing FDA requirements for submission of safety and other post-market information. If we or any of our contract manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend or withdraw our regulatory approval;

●	suspend or terminate any of our ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by us;

●	impose restrictions on our operations;

●	close the facilities of our contract manufacturers; and/or

●	seize or detain products or require a product recall.

Additionally, regulatory review covers a company’s activities in the promotion of its drugs, with significant potential penalties and restrictions for promotion of drugs for an unapproved use. Sales and marketing programs, such as illegal promotions to health care professionals, are under scrutiny for compliance with various mandated requirements. We are also required to submit information on open and completed clinical trials to public registries and databases. Failure to comply with these requirements could expose us to negative publicity, fines and penalties that could harm our business.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, be forced to remove a product from the market or experience other adverse consequences, including delay, which would materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion.

Recent U.S. healthcare legislation imposes an excise tax on us and requires cost controls that may impact the rate of reimbursement for our products, each of which may adversely affect our business, cash flows and results of operations.

Significant U.S. healthcare reform legislation, the Patient Protection and Affordable Care Act, as reconciled by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), was enacted into law in March 2010. Commencing January 1, 2013, the ACA imposed an excise tax on manufacturers or producers making sales of medical devices in the U.S., other than sales at retail for individual use. Although several bills have been proposed in the U.S. Congress to eliminate the tax, most of these bills are tied to corresponding increases in taxes from other sources, and therefore face substantial opposition. We likely will not be able to offset the new tax with increased revenue. Accordingly, the excise tax may adversely affect our business, cash flows and results of operations.

The ACA also contains provisions aimed at improving the quality and decreasing the costs of healthcare. The Medicare provisions include value-based payment programs, increased funding for comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital-acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the ACA includes a reduction in the annual rate of reimbursement growth for hospitals that began in 2011 and provides for the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending beginning in 2014. Many of these provisions will not be effective for a number of years, and there are many programs and requirements for which the details have not yet been fully established. Although it remains impossible to predict the extent of the regulation and the full impact of the ACA, any changes that lower reimbursement for our products or reduce medical procedure volumes could adversely affect its business and results of operations.

We and our sales personnel, whether employed by us or by others, must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause a material adverse effect on our business, financial condition and results of operations.

Our relationships with physicians, hospitals and the marketers of our products are subject to scrutiny under various federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can give rise to liability, or claims of alleged violations. Possible sanctions for violation of these fraud and abuse laws include monetary fines; civil and criminal penalties; exclusion from federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs, workers’ compensation programs and TRICARE, the healthcare system administered by or on behalf of the U.S. Department of Defense for uniformed services beneficiaries, including active duty and their dependents, retirees and their dependents; and forfeiture of amounts collected in violation of such prohibitions. Certain states have similar fraud and abuse laws that also authorize substantial civil and criminal penalties for violations. Any government investigation or a finding of a violation of these laws would likely result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations.

The federal Anti-Kickback Statute prohibits any knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for the referral of an individual or the ordering or recommending of the use of a product or service for which payment may be made by any federal healthcare program, including Medicare.

The scope and enforcement of the healthcare fraud and abuse laws is uncertain and subject to rapid change. There can be no assurance that federal or state regulatory or enforcement agencies will not investigate or challenge our current or future activities under these laws. Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal investigation, regardless of the outcome, could be costly and time-consuming. Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

If we engage additional physicians on a consulting basis, the agreements with these physicians will be structured to comply with all applicable laws, including the federal ban on physician self-referrals (commonly known as the “Stark Law”) the federal Anti-Kickback Statute, state anti self-referral and anti-kickback laws. Even so, it is possible that regulatory or enforcement agencies or courts may in the future view these agreements as prohibited arrangements that must be restructured or for which we would be subject to other significant civil or criminal penalties. Because our strategy includes the involvement of physicians who consult with us on the design of our products, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with our physician advisors who refer or order our products to be in violation of one or more health care fraud and abuse laws. Such government action could harm our reputation and the reputations of our physician advisors. In addition, the cost of noncompliance with these laws could be substantial because we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from state and federal healthcare programs, including Medicare and Medicaid, for non-compliance.

If we unable to protect our intellectual property rights adequately, we may not be able to compete effectively.

Our success depends in part on our ability to protect the proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of trademark laws and confidentiality, noncompetition and other contractual arrangements to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage. Our patents and patent applications, if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if it attempts to enforce them, may not necessarily be upheld by the courts. In addition, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be favorable to us.

Efforts to enforce any of our proprietary rights could be time-consuming and expensive, which could adversely affect our business and prospects and divert its management’s attention.

We are dependent on proprietary know-how.

Our manufacturing know-how as to mixing, coating and cross-linking may be able to be duplicated, even if it is difficult to do so. There is no assurance that, should we apply for intellectual property protection for our intellectual property, we would be able to obtain such protection. Therefore, our competitors may develop or market technologies that are more effective or more commercially attractive than ours.

We also rely on trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. In addition, we rely on non-disclosure and confidentiality agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow competitors to learn our trade secrets and use the information in competition against us.

Despite our efforts to protect our proprietary rights, there is no assurance that such protections will preclude our competitors from developing and/or marketing similar products. While we are not aware of any third party intellectual property that would materially affect our business, our failure or inability to obtain patents and protect our proprietary information could result in our business being adversely affected.

If we are not able to establish and maintain successful arrangements with third parties or successfully build our own sales and marketing infrastructure, we may not be able to commercialize our products, which would adversely affect our business and financial condition.

We are currently expanding our sales and marketing capabilities. To commercialize our products, we must continue to develop our own sales, marketing and distribution capabilities, which will be expensive and time consuming, or make arrangements with third parties to perform these services for us. The third parties may not be capable of successfully selling any of our products. We will have to commit significant resources to developing a marketing and sales force and supporting distribution capabilities. If we decide to enter into arrangements with third parties for performance of these services, we may find that they are not available on terms acceptable to us, or at all.

We may face intellectual property infringement claims that could be time-consuming, costly to defend and could result in our loss of significant rights and, in the case of patent infringement claims, the assessment of treble damages.

On occasion, we may receive notices of claims of our infringement, misappropriation or misuse of other parties’ proprietary rights. We may have disputes regarding intellectual property rights with the parties that have licensed those rights to us. We may also initiate claims to defend our intellectual property. Intellectual property litigation, regardless of its outcome, is expensive and time-consuming, could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. In addition, the outcome of such litigation may be unpredictable. If there is a successful claim of infringement against us, we may be required to pay substantial damages—including treble damages if we were to be found to have willfully infringed a third party’s patent—to the party claiming infringement, and to develop non-infringing technology, stop selling our products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. In addition, modifying our products to exclude infringing technologies could require us to seek re-approval or clearance from various regulatory bodies for our products, which would be costly and time consuming. Also, we may be unaware of pending patent applications that relate to our technology. Parties making infringement claims on future issued patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.

Our products risk exposure to product liability claims

We are and, if successful in developing, testing and commercializing our products, will increasingly be, exposed to potential product liability risks, which are inherent in the testing, manufacturing and marketing of such products. It is likely we will be contractually obligated, under any distribution agreements that we enter into with respect to products we manufacture, to indemnify the individuals and/or entities that distribute our products against claims relating to the manufacture and sale of products distributed by such distribution partners. This indemnification liability, as well as direct liability to consumers for any defects in the products sold, could expose us to substantial risks and losses. While we have obtained product liability insurance, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. As we begin to sell and distribute our new line of proprietary products, we intend to increase the limits of our product liability insurance. A successful product liability claim or series of claims brought against us could result in judgments, fines, damages and liabilities that could have a material adverse effect on our business, financial condition and results of operations. We may incur significant expense investigating and defending these claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

Healthcare policy changes, including recent laws to reform the U.S. healthcare system, may have a material adverse effect on us.

Healthcare costs have risen significantly over the past decade. There have been, and continue to be, proposals by legislators, regulators, and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices we will be able to charge for our products, or the amounts of reimbursement available for our products from governmental agencies or third-party payors. These limitations could have a material adverse effect on our financial position and results of operations.

Various healthcare reform proposals have emerged at the federal and state levels. We cannot predict the exact effect newly enacted laws or any future legislation or regulation will have on us. However, the implementation of new legislation and regulation may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, possibly materially. In addition, the enacted excise tax may materially and adversely affect our operating expenses and results of operations.

Decisions in reimbursement levels by governmental or other third-party payors for procedures using our products may have an adverse impact on acceptance of our products.

We believe that our products will be purchased principally by hospitals or physicians, which typically bill various third-party payors, such as state and federal healthcare programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the products and services provided to their patients. The ability of our customers to obtain appropriate reimbursement for products and services from third-party payors is critical to the success of our business because reimbursement status affects which products customers purchase and the prices they are willing to pay. In addition, our ability to obtain reimbursement approval in foreign jurisdictions will affect our ability to expand our product offerings internationally.

Third-party payors have adopted, and are continuing to adopt, a number of policies intended to curb rising healthcare costs. These policies include:

●	imposition of conditions of payment by foreign, state and federal healthcare programs as well as private insurance plans, and;

●	reduction in reimbursement amounts applicable to specific products and services.

Adverse decisions relating to coverage or reimbursement of our products would have an adverse impact on the acceptance of our products and the prices that our customers are willing to pay for them.

We are unable to predict whether foreign, federal, state or local healthcare reform legislation or regulation affecting our business may be proposed or enacted in the future, or what effect any such legislation or regulation would have on our business. Changes in healthcare systems in the U.S. or internationally in a manner that significantly reduces reimbursement for procedures using our products or denies coverage for these procedures would also have an adverse impact on the acceptance of our products and the prices which our customers are willing to pay for them.

It may be difficult to replace some of our suppliers.

In general, raw materials essential to our businesses are readily available from multiple sources. However, for reasons of quality assurance, availability, or cost effectiveness, certain components and raw materials are available only from a sole supplier. The Dow Chemical Company and the BASF Corporation are the principal manufacturers of the two polymers, polyethylene oxide and polyvinylpyrrolidone, respectively, that we primarily use in the manufacture of hydrogels. Carolina Silver is the principal manufacturer utilized in production of our TheraBond dressings. Carolina Silver utilizes a proprietary and patented manufacturing process.

We believe that, due to the size and scale of production of our suppliers, there should be adequate supply of these raw materials from these manufacturers. In addition, our policy is to maintain sufficient inventory of components so that our production will not be significantly disrupted even if a particular component or material is not available for a period of time. However, there is no guarantee that our inventory will be sufficient to carry us through any disruption in supply. Because we have no direct control over our third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary raw materials or products, we may be unable to redesign or adapt our technology to work without such raw materials or products or find alternative suppliers or manufacturers. In such events, we could experience interruptions, delays, increased costs or quality control problems.

Under our distribution agreement with Sorbion and our supply agreements with CCT, we receive finished goods from these parties. Because we have no direct control over these suppliers, interruptions or delays in the products and services provided by these parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary products, we would be unable to sell these products, and, therefore, could experience a significant adverse impact on our revenue.

Celleration purchases the UltraMIST system from a single source. Reliance on outside suppliers makes Celleration vulnerable to a number of risks that could impact Celleration’s ability to manufacture the UltraMIST System and/or disposable applicators, resulting in harm to its business, including:

•	inability to obtain an adequate supply in a timely manner or on commercially reasonable terms;

•	uncorrected defects that impact the performance, efficacy and safety of its products;

•	difficulty identifying and qualifying alternative suppliers for components in a timely manner;

•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

•	delays in delivery by Celleration’s suppliers due to changes in demand from Celleration or other customers; and

•	delays in delivery or production stoppage by Celleration’s supplier due to a shortage of one or more of the components comprising Celleration’s product.

If the supply of the UltraMIST System or the disposable applicators for the MIST Therapy System or UltraMIST System or saline bottles is interrupted or significantly delayed and Celleration is unable to acquire product from alternate sources in a timely manner and at a commercially reasonable price, Celleration’s ability to meet its customers’ demand would be impaired and its business could be harmed. Identifying and qualifying additional or replacement suppliers for the UltraMIST System or disposable applicators may not be accomplished quickly or at all and could involve significant additional costs. Interruption of supply from Celleration’s suppliers or failure to obtain additional suppliers would limit its ability to distribute its products and could therefore have an adverse effect on Celleration’s business.

We are dependent upon third-party local distributors to market and distribute our products in key markets.

We rely on third-party distributors for marketing and distribution of our products in certain markets, both domestically and internationally. Our success in generating sales in markets where we have engaged local distributors depends in part on the efforts of others whom we do not employ. Many of these distributors have only limited personnel, which could impair their ability to successfully market, sell and service our products. Because of limited resources or for other reasons, they may not comply with applicable local regulations or respond promptly to adverse event reporting requirements under U.S. FDA regulations. As a result of such failures to comply with regulatory requirements, we may experience significant loss of revenue, increased costs and damage to our reputation, and our business, financial condition and results of operations could be materially adversely affected. In addition, if a distributor is terminated by us or goes out of business, it may take us a period of time to locate an alternative distributor, to transfer or obtain appropriate regulatory approvals and to train its personnel to market our products, and our ability to sell and service our products in the region formerly serviced by such terminated distributor could be materially adversely affected. Any of these factors could materially adversely affect our revenue from international markets, increase our costs in those markets or damage our reputation.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause its business and reputation to suffer.

In the ordinary course of our business, we use networks to collect and store sensitive data, including intellectual property, proprietary business information and that of its customers, suppliers and business partners, personally identifiable information of our customers and employees, and data relating to patients who use its products. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provides to customers, damage our reputation, and cause a loss of confidence in its products and services, which could adversely affect our operating margins, revenues and competitive position.

We are subject to federal and state regulation with respect to electron beam radiation services and facilities.

We are also subject to federal and state regulation with respect to electron beam radiation services and facilities. The expansion of our business into the manufacturing and distribution of our products for consumer use will subject us to additional governmental regulation.

Risks Related to the Merger with Celleration

We expect to incur substantial expenses related to the merger and the integration of Celleration.

We expect to incur substantial expenses in connection with the merger and the integration of Celleration. Specifically, based on estimates as of April 2, 2015, we expect to incur approximately $3.2 million of transaction costs related to the merger. Additionally, in connection with the plan to integrate our operations with those of Celleration, we expect to incur various nonrecurring expenses, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities. We are not able to determine the exact timing, nature and amount of these expenses as of the date of this prospectus supplement. However, these expenses could have an adverse effect on the financial condition or results of operations of Alliqua and Celleration, as well as those of the combined company following the completion of the merger, during the period in which they are recorded. Although we expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

The pendency of the merger could have an adverse effect on our and/or Celleration’s business, financial condition, results of operations or business prospects.

The pendency of the merger could disrupt our and/or Celleration’s businesses in the following ways, among others:

•	Our and/or Celleration’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect our and/or Celleration’s ability to retain, recruit and motivate key personnel;

•	the attention of our and/or Celleration’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of our and/or Celleration, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to our and/or Celleration, as applicable; and

•	customers, suppliers and other third parties with business relationships with us and/or Celleration may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with us and/or Celleration as a result of the merger, whether pursuant to the terms of their existing agreements with us and/or Celleration or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, us and/or Celleration.

The issuance of our common stock in connection with the merger could decrease the market price of our common stock.

In connection with the merger and as part of the merger consideration, we will issue shares of our common stock to Celleration equity holders. The issuance of our common stock in the merger may result in fluctuations in the market price of Alliqua common stock, including a stock price decrease.

Our stockholders will be diluted by the merger.

The consummation of the merger and the issuance of our common stock as part of the merger consideration will dilute the ownership position of our current stockholders. Upon completion of the merger, we estimate that our current continuing stockholders will own approximately 84% and former Celleration equity holders will own approximately 16% of the issued and outstanding shares of our common stock immediately after the transaction. The estimated ownership position of our continuing stockholders may be further diluted by the potential issuance of additional shares of our common stock as part of the contingent consideration upon the occurrence of certain future events. Consequently, our stockholders and Celleration equity holders, as a general matter, will have less influence over our management and policies after the effective time of the merger than they currently exercise now over the management and policies of Alliqua and Celleration, respectively.

The merger may be completed even though material adverse changes may result from the pendency of the merger, industry-wide changes or other causes.

In general, we may refuse to complete the merger if there is a material adverse effect (as defined in the Merger Agreement) affecting Celleration prior to the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on us or Celleration. If adverse changes occur but we must still complete the merger, the market price of our common stock may suffer.

A portion of the merger consideration is contingent on the occurrence of certain events in the future.

We have agreed to pay certain additional consideration to Celleration equity holders that is contingent upon the occurrence of certain events in the future, subject to the terms and conditions set forth in the Merger Agreement, including the contingent consideration. There can be no assurance that any of the foregoing contingencies or future events will occur or be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these contingencies or future events from occurring or being satisfied.

In addition, for a period of 18 months after the closing of the merger, we have the right to setoff certain indemnification claims against the contingent consideration in certain circumstances. Accordingly, there can be no guarantee with respect to whether or when any of the contingent consideration will be paid to Celleration equity holders, if at all. As a result, the exact amounts of cash and shares of our common stock that Celleration equity holders will be entitled to receive as part of the total merger consideration will not be determined until subsequent to the closing of the merger.

The fairness opinion of our financial advisor in connection with the merger does not reflect changes in circumstances between the date of the signing of the Merger Agreement and the closing of the merger.

Our board of directors received an opinion from Cowen and Company, that as of the date of the opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration to be paid by us in the merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to us. Subsequent changes in the operation and prospects of us or Celleration, general market and economic conditions and other factors may significantly alter our or Celleration’s value or the price of the shares of our common stock by the time the merger is to be completed. The opinion does not address the fairness, from a financial point of view, of the consideration to be paid by us at the time the merger is to be completed, or as of any other date other than the date of such opinion.

Risks Related to the Debt Financing for the Merger

We expect to incur up to $15.5 million of indebtedness to finance the cash portion of the purchase price for the acquisition, which will increase our liabilities and expose us to greater risks.

We expect to finance the upfront cash portion of the merger consideration and other expenses of the proposed merger through a combination of cash resources, including available cash on our balance sheet and third-party debt financing consisting of a new senior, secured term loan facility in the aggregate amount of $15.5 million that a third party lender has committed to provide pursuant to the terms and conditions of a definitive form of credit agreement, which the parties have signed and agreed to hold in escrow pending release upon the satisfaction of certain conditions precedent to the lender’s obligation to fund the term loan set forth in the credit agreement, which include, among other things, the substantially concurrent consummation of the merger on the terms and conditions set forth in the Merger Agreement. The terms of the credit agreement, when legally effective, will contain certain restrictions that prohibit us and our subsidiaries from engaging in certain transactions and activities, including but not limited to the following:

•	no entering into, creating, incurring or assuming any indebtedness of any kind, subject to limited exceptions;

•	no creating or incurring new liens, subject to certain exceptions;

•	no new acquisitions or investments in other entities, subject to certain exceptions

•	no winding up, liquidation or dissolution of our affairs;

•	no mergers or consolidations with another person or disposition of assets, subject to certain exceptions;

•	no entering into inbound or outbound licenses, subject to certain exceptions;

•	no change in the nature of our core business;

•	no payments of cash dividends; and

•	no repayments, repurchases or other acquisitions of shares of our common stock or other equity securities.

In addition, the credit agreement will, when legally effective, require us to meet certain financial covenants. Our ability to meet these financial covenants may be affected by events beyond our control. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, the credit agreement, the lender could institute foreclosure proceedings against our assets, which would harm our business, financial condition and results of operations.

If an event of default occurs under the credit agreement, when legally effective, it could result in a material adverse effect on our business, operating results and financial condition, or the loss of our assets as the lender will hold a first priority security interest in all of our assets and the assets of our subsidiaries.

Events of default under the convertible debentures include, but are not limited to, the following:

•	failure to pay principal, interest or other amounts, if any, when due;

•	any form of bankruptcy or insolvency proceeding instituted by or against us or any of our subsidiaries that is not dismissed in 60 days;

•	a default occurring under any other debenture, mortgage, credit agreement, indenture or other instrument representing or securing indebtedness in an amount exceeding $250,000;

•	we or any of our subsidiaries is party to a change of control;

•	the FDA or other governmental authority (i) issues a letter or other communication asserting any of our products lacks a required product authorization, including in respect of CE marks or 510(k)s or 361HCT/P qualification, or (ii) initiates enforcement action or warning against us, any of our products or manufacturing facilities resulting in the discontinuance of marketing, withdrawal of any material products, or delay in the manufacture of any material products, each lasting for more than 90 days;

•	a recall of any product that has generated or is expected to generate at least $1,000,000 in revenue in the aggregate over any consecutive twelve (12) month period;

•	we or any of our subsidiaries enters into a settlement agreement with the FDA or any other governmental authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $500,000;

•	we are in default under our license agreement with CCT or the license agreement is terminated, amended, waived or otherwise modified in a manner materially adverse to the lender’s interests; and

•	failure to observe or perform any other covenant contained in the credit agreement.

If an event of default were to occur, payment of the entire principal amount could be accelerated and become immediately due and payable. The cash that we may be required to pay would most likely come out of our working capital, which may be insufficient to repay the obligation. In such event, we may lose some or all of our assets as the lender will have a first priority security interest, and the assets of subsidiaries, including without limitation the assets of Celleration. We may also be required to file for bankruptcy, sell assets, or cease operations, any of which would put our company, our investors and the value of our common stock, at significant risk.

Risks Related to the Combined Company Following the Merger

Successful integration of Celleration with us and successful operation of the combined company are not assured. Also, integrating our business with that of Celleration may divert the attention of management away from operations.

If the merger is completed, Merger Sub will acquire all of the business and assets of Celleration and will continue operating as our wholly owned subsidiary. There can be no assurance that, after the merger, Merger Sub will be able to maintain and grow the acquired business and operations of Celleration. In addition, the market segments in which Celleration operates may experience declines in demand and/or new competitors. Integrating and coordinating certain aspects of the operations, portfolio of products and personnel of Celleration with ours will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, may disrupt the businesses of either or both of the companies and may not result in the full benefits expected by us and Celleration, including cost synergies expected to arise from supply chain efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company;

•	consolidating corporate and administrative infrastructures;

•	issues in integrating research and development and sales forces;

•	difficulties attracting and retaining key personnel;

•	loss of customers and suppliers and inability to attract new customers and suppliers;

•	unanticipated issues in integrating information technology, communications and other systems;

•	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

•	unforeseen and unexpected liabilities related to the merger or Celleration’s business.

Additionally, the integration of our and Celleration’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial condition and operating results.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of our or Celleration’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. We and Celleration may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

The market price of our common stock after the merger may be subject to significant fluctuations and may be affected by factors different from those currently affecting the market price of our common stock.

Upon completion of the merger, Celleration equity holders who receive shares of our common stock will become our stockholders. While our common stock has an observable trading history, our common stock on a post-merger basis may trade differently than its pre-merger trading history, and the market price of our common stock could be subject to significant fluctuations following the merger. In addition, our businesses differ from those of Celleration in important respects and, accordingly, the results of operations of the combined company and the market price of our common stock following the merger may be affected by factors different from those currently affecting our and Celleration’s independent results of operations.

The merger may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

Although we anticipate that the merger will have an immediate accretive impact on the adjusted earnings per share of our common stock, our current expectation is based on preliminary estimates as of the date of the public announcement of the merger, which may materially change. We could also encounter additional transaction-related costs or other factors, such as the failure to realize all of the benefits anticipated to result from the merger. In addition, we expect that Celleration equity holders immediately prior to the merger will own, in the aggregate, approximately 16% of the then outstanding shares of Alliqua common stock following the merger, based on the number of outstanding shares of our common stock on April 17, 2015. Once our shares are issued in the merger, our earnings per share may be lower than it would have been in the absence of the merger. All of these factors could cause dilution to our earnings per share or decrease or delay the expected accretive effect of the merger, and cause a decrease in the market price of our common stock. There can be no assurance that any increase in our earnings per share will occur, even over the long term. Any increase in our earnings per share as a result of the merger is likely to require, among other things, us to successfully manage the operations of Celleration and increase our consolidated earnings after the merger.

Risks Related to Our Common Stock

Our stock price has been and may continue to be volatile, which could result in substantial losses for investors.

The market price of our common stock has been and is likely to continue to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock, particularly under any registration statement for the purposes of selling any other securities, including management shares;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic, political and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

We do not expect to pay dividends in the future. As a result, any return on investment may be limited to the value of our common stock.

We currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to re-sell your shares at or above the price you paid for them.

We are subject to financial reporting and other requirements that place significant demands on our resources.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. It also requires an independent registered public accounting firm to test our internal control over financial reporting and report on the effectiveness of such controls. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. Moreover, effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the U.S. Our management, including our chief executive officer and chief financial officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us, cause downgrades in our future debt ratings leading to higher borrowing costs and affect how our stock trades. This could in turn negatively affect our ability to access public debt or equity markets for capital.

Our board of directors can authorize the issuance of preferred stock, which could diminish the rights of holders of our common stock, and make a change of control of us more difficult even if it might benefit our shareholders.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our shareholders.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price of our common stock.

In addition, if our shareholders sell substantial amounts of our common stock in the public market, upon the expiration of any statutory holding period under Rule 144, upon the expiration of lock-up periods applicable to outstanding shares, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang,” in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Although we currently have research coverage by securities and industry analysts, you should not invest in our common stock in anticipation that we will increase such coverage. If one or more of the analysts who covers us at any given time downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.